Phillip S. Dingle
Chairman & Chief Executive Officer
Writer's Ext. 2048

                                  March 8, 2002

VIA FACSIMILE 617/578-6668

Mr. Steve McLaughlin
New England Financial
501 Boylston Street, 8th Floor
Boston, MA 02117

     Re: Settlement Discussions on Promissory Note

Dear Steve:

     To follow up on our conversation this morning, we have agreed to resolve all issues connected with your outstanding note, including all interest, fees, and other items due in connection therewith, on the following terms:

     . A partial conversion of your note to 311,476 common shares of PVC, which is a NYSE security, which we commit to register expeditiously (including, without limitation, agreeing to file a registration statement within 45 days after closing the pending restructure), and which you could subsequently sell on the open market:

                                $1,520,003;* and

     . A supplemental network access agreement between our companies (to be entered into prior to May 1, 2002), through which you could generate savings for your health plans without having to pay the percent of savings fees you automatically pay (or by paying a lower fee). Depending upon the volume of claims that flows through your organization, we propose that we repay a portion of your note -- through saved fees -- over a 24 or 36 month period commencing in May/June 2002. In addition to the supplemental network product, PlanVista can also offer New England Financial a network management/repricing service that could be offered at our cost to further reduce the outstanding balance. Estimated savings:

                                      $950,000

                                Total $2,470,003

     Please sign below to indicate your agreement in principle to the terms above, subject to final documentation.

*Based upon price at 3/5/02.

Mr. Steve McLaughlin
March 8, 2002
Page 2




         This letter and discussions pursuant thereto are deemed settlement negotiations between our organizations and cannot otherwise be used or admissible for any purpose whatsoever. As we have discussed, this agreement will require Bank Group approval.

                                             Sincerely yours,



                                             Phillip S. Dingle

Agreed and Accepted this
 ___ day of March, 2002:

NEW ENGLAND FINANCIAL


By:  /s/ Steve McLaughlin
   -----------------------------------------
      Steve McLaughlin

Title:  Senior Vice President
      --------------------------------------



cc:      Donald W. Schmeling
         Lawrence R. Hirsh
         Steven Kaye, Esq.

Phillip S. Dingle
Chairman & Chief Executive Officer
Writer's Ext. 2048


                                 March 18, 2002


VIA FACSIMILE 617/578-6668

Mr. Steve McLaughlin
New England Financial
501 Boylston Street, 8th Floor
Boston, MA 02117

     Re: Settlement Discussions on Promissory Note -- Clarification of March 8, 2002 Letter Agreement

Dear Steve:

     To follow up on our conversation this afternoon, you and I agreed that we should clarify the issue involving how many shares of PVC stock NEF will receive on the date we restructure your note, which is expected to occur this week. In particular, you and I agreed that PVC will issue such number of shares that on the closing of our restructure of your note would equate to approximately $1,520,003, based upon the closing price of PVC shares on the day before we issue the shares. All other terms and conditions of our March 8 agreement remain in effect.

     Please sign below to indicate your agreement to this clarification. As always, I appreciate your consideration on these issues.

                                           Sincerely yours,

                                           /s/ Phillip S. Dingle

                                           Phillip S. Dingle

Agreed and Accepted this
 ___ day of March, 2002:

NEW ENGLAND FINANCIAL


By: /s/ Steve McLaughlin
   -----------------------------------------
      Steve McLaughlin

Title:  Senior Vice President
      --------------------------------------
cc:      Donald W. Schmeling
         Lawrence R. Hirsh
         Steven Kaye, Esq.